                                                                    NEWS RELEASE

                                                                      EXHIBIT 99

        Date:      May 24, 1995


        Contact:   Ben Rubendall                                [AMCORE LOGO]
                   815-961-7164


          AMCORE FINANCIAL, INC. COMPLETES NBM BANCORP, INC. MERGER,
      REPORTS PLANS TO TAKE $3.0 TO $4.0 MILLION CHARGE FOR MERGER COSTS
                  AND EARLY ADOPTION OF NEW ACCOUNTING RULE

   ROCKFORD, IL - AMCORE Financial, Inc. announced today that it has completed the merger of NBM Bancorp, Inc. in Mendota, Illinois. NBM Bancorp has assets of approximately $170 million and operates banks in Mendota and Peru, Illinois. AMCORE issued 1,638,960 shares of its stock in exchange for all 240,000 NBM common shares outstanding.

   AMCORE also announced it will recognize about $1.0 million in after-tax expenses related to the NBM and other recent mergers, plus approximately $2.0 to $3.0 million in non-cash charges in connection with the early adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets" issued recently. Total after-tax charges for the merger expenses and the implementation of the new accounting rules should be approximately $3.0 to $4.0 million.

   NBM owns The National Bank of Mendota, which has one location, 36 employees and assets of $116 million; and First National Bank in Peru, which has 28 employees, two locations and assets of $51 million. Both communities are located on Interstate 39 south of Rockford.

   "All of the regulatory approvals have been received and the transaction was completed effective May 24, 1995," said Carl J. Dargene, AMCORE chairman, president and chief executive officer. "We are happy to welcome the banks in Mendota and Peru to the AMCORE family."

   "The new accounting rule requires a revaluation of certain longer-term assets, including intangibles that due to a change in events or other circumstances raise uncertainty as to the recoverability of the full carrying value. We felt it was in the best interest of our shareholders to immediately implement the new rule so its impact can be taken into consideration now, even though it is not mandatory until Jan. 1, 1996," said Dargene.

   "Actually, the new standard does not increase our expenses in the long-run," Dargene said. "The primary effect will be an acceleration of depreciation and amortization charges on assets. Obviously, taking these charges now reduces future expenses which should bode well for future earnings."



                                       23



        AMCORE Financial, Inc.
        501 Seventh Street, Post Office Box 1537, Rockford, Illinois 61110-0037 Telephone 815 968-2241

AMCORE Acquires
Page 2 of 2


   In general, the charges relate to adjustments of purchase accounting values assigned to the former Illinois National Bank main bank property, certain capitalized costs incurred during data processing conversions, and write downs on goodwill and other intangibles in connection with our collection agency. In total, these charges will reduce earnings by between $0.23 and $0.28 cents per share in the second quarter.

   "Despite the one-time expenses and the impact of higher funding costs, AMCORE should report positive per share earnings in the second quarter of between six to 10 cents. On a year-to-year basis, we expect our earnings for 1995 will be approximately equal to our 1994 earnings of $19.6 million, excluding the one-time expenses and Mendota earnings.

   "These estimates do not include the impact of an expected reduction in Federal Deposit Insurance Corp. premiums which are anticipated for the second half of the year and could add approximately $1.5 million to $2.0 million in pre-tax earnings this year," Dargene said.

   AMCORE Financial, Inc. is a northern Illinois-based bank holding company with assets of approximately $2.2 billion. Its holdings now include nine subsidiary banks operating in 37 locations.

   The company also has seven primary financial service subsidiaries: a trust company, a mortgage company, a full-service broker-dealer, a capital management company, a collection agency, a consumer finance company, and an insurance company. AMCORE common stock is listed on NASDAQ under the symbol "AMFI".

                                      ###


                                      24